The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G REPORTS $0.82 EPS, UP 11%, ON 13% OPERATING PROFIT GROWTH

CINCINNATI, April 30, 2008 - The Procter & Gamble Company (NYSE: PG) announced diluted net earnings per share growth of 11 percent to $0.82 per share.  Earnings were driven by net sales growth, continuing focus on cost control and Gillette synergy benefits, which more than offset higher commodity costs.  Operating profit margin improved 60-basis points, driving a 13 percent increase in operating profit.  Net sales increased nine percent to $20.5 billion.  Organic volume and sales were both up five percent.  Five of the company’s six segments delivered mid-single digit or higher organic volume growth.

“This quarter is yet another demonstration of the power of P&G’s product category and geographic diversification and disciplined focus on cash and cost productivity,” said A.G. Lafley, chairman of the board and chief executive officer.  “P&G delivered strong results in-line with long-term targets in a challenging economic and competitive environment with broad-based sales and share growth, earnings growth and overhead cost improvement.”

Executive Summary

•
Net sales increased nine percent to $20.5 billion on four percent volume growth.  Growth was broad-based as every segment delivered year-on-year volume and net sales growth.  Organic volume and organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, each grew five percent.

•
Operating profit was up 13 percent to $4.1 billion.  Operating margin improved 60-basis points as a result of cost savings projects, Gillette synergy benefits, improved overhead costs and volume leverage, which more than offset higher commodity costs.

•	Diluted net earnings per share increased 11 percent to $0.82 for the quarter.
•	Operating cash flow was $4.3 billion for the quarter. Free cash flow was 136% of net earnings for the quarter and 109% year-to-date, well ahead of the company’s 90% annual target.

Financial Highlights

Net sales for the quarter increased nine percent to $20.5 billion.  Volume was up four percent, including a negative one percent impact from the Western European Tissue divestiture.  Favorable foreign exchange added five percent to net sales.  Organic sales grew ahead of organic volume in both developed and developing regions.  Disproportionate growth in developing regions drove a negative one percent mix impact.  Price increases had a positive one percent impact on net sales.  Volume grew primarily behind successful product initiatives and continued double-digit volume growth in developing regions.  Growth was broad-based as 18 of our 22 top categories, representing over 90% of total net sales, delivered year-on-year organic volume growth.  A number of the company’s key brands, including Always, Ariel, Dolce & Gabbana, Febreze, Fusion, Gain, Head & Shoulders, Naturella, Pampers, Pringles, Rejoice, Venus and Vicks, delivered at least high-single digit global volume growth.

Diluted net earnings per share increased 11 percent for the quarter to $0.82 behind strong operating profit growth.  Operating profit was up 13 percent as a result of higher net sales and improved operating margin.  Operating margin was up 60-basis points as a reduction in overhead spending as a percent of net sales more than offset higher commodity and energy costs.

Gross margin was down 30-basis points to 51.3% of net sales during the quarter.  Higher commodity and energy costs had a negative impact of over 220-basis points.  Most of this negative cost impact was offset by volume leverage, pricing and cost savings projects.

Selling, general and administrative expenses (SG&A) were 31.2% of net sales, an 80-basis point improvement versus the prior year period due to lower overhead spending as a percent of net sales.  Overhead spending improved as a result of increased productivity, Gillette synergies and scale leverage.   Marketing spending was up nine percent, in-line with net sales growth.

Other non-operating income for the quarter was down $159 million versus the prior-year period primarily due to higher divestiture gains and investment income in the base period.  Interest expense increased $85 million largely due to higher debt levels to support the company’s share repurchase program.

Operating cash flow was $4.3 billion for the quarter, driven primarily by strong earnings results, an unusually large deferred tax benefit and a decrease in accounts receivable.  Free cash flow was 136% of net earnings for the quarter, well ahead of the company’s 90% annual target.
Capital expenditures were 3.3% of net sales during the quarter.

The company repurchased $2.6 billion of P&G stock during the quarter as part of the company's previously announced share repurchase program.  The company has repurchased $8.0 billion of P&G stock since the inception of this program in July 2007, a level consistent with the company’s three year $24 - $30 billion share repurchase plan.  Combined with $3.4 billion in dividends, P&G has distributed $11.4 billion to shareholders fiscal year to date, or 126% of net earnings.

Business Segment Discussion

The following provides perspective on the company’s January - March quarter results by business segment.

Beauty GBU
•
Beauty net sales increased nine percent for the quarter to $4.7 billion.  Net sales were up on three percent volume growth and a six percent favorable foreign exchange impact.  Volume was up mid-single digits in Hair Color behind the Nice ‘N Easy Perfect 10 launch and in Cosmetics behind the Cover Girl Lash Blast mascara initiative.  Retail Hair Care volume was up mid-single digits as high-teens growth on Head & Shoulders and double-digit growth on Rejoice were partially offset by a decline on Pantene in North America.  Organic volume in Prestige Fragrances was up mid-single digits as a result of new product launches on Gucci, Hugo Boss and Dolce & Gabbana.  All-in volume on Prestige Fragrances was up low-single digits due to minor brand divestitures.  Professional Hair Care shipments were in-line with the prior year period as strong growth in Central and Eastern Europe was offset by a low-single digit decline in developed markets.  Net earnings in Beauty were down two percent to $589 million as the impact of higher net sales was more than offset by higher commodity costs and base period gains from minor Wella fragrance brand divestitures.

•
Grooming net sales increased 13 percent to $2.0 billion behind six percent volume growth and a seven percent favorable foreign exchange impact.  Price increases taken across premium shaving systems added two percent to net sales.  Product mix had a negative two percent impact on net sales as favorable mix from growth on Fusion was more than offset by a negative mix impact from disproportionate growth in developing regions.  Blades & Razors volume was up high-single digits behind double-digit volume growth in developing regions on the successful expansion of Fusion and the launch of Venus Embrace in North America.  These gains more than offset the base period impact of pipeline volume related to the Fusion launch in several Western European markets.  Fusion will deliver more than $1 billion in net sales this fiscal year, making it P&G’s 24th billion dollar brand and the fastest ever to reach this milestone, including Mach3.  Blades & Razors net sales grew significantly ahead of volume as favorable product mix on Fusion from the business’ trade-up strategy, higher pricing and favorable foreign exchange more than offset the impact of disproportionate developing region growth.  Braun volume was down mid-single digits.  High-single digit volume growth in developing regions was more than offset by softness in Western Europe and lower volume in home appliances resulting from supply constraints at a contract manufacturer and the previously announced exit of the U.S. home appliances business.  Net earnings in Grooming were up 30 percent for the quarter to $403 million behind higher net sales, lower overhead spending and a more profitable product mix.

Health & Well-Being GBU
•
Health Care net sales were up 11 percent during the quarter to $3.7 billion.  Net sales growth was driven by a six percent increase in volume and a six percent favorable foreign exchange impact, partially offset by a negative one percent mix impact.  Feminine Care volume was up high-single digits behind double-digit growth on Naturella and high-single digit growth on Always.  Oral Care volume increased mid-single digits behind the Crest and Oral-B brands.  Volume in Pharmaceuticals and Personal Health was up mid-single digits as the addition of the SPD Swiss Precision Diagnostics GmbH joint venture and high-single digit growth on Vicks more than offset low-single digit growth in Pharmaceuticals.  Net earnings in Health Care were up 15 percent to $617 million behind net sales growth and improved overhead expenses as a percent of net sales.

•
Snacks, Coffee and Pet Care net sales increased 11 percent to $1.2 billion.  Net sales were up as a result of a five percent pricing impact, four percent volume growth and three points of favorable foreign exchange, partially offset by a negative one percent product mix impact.  Snacks volume increased double-digits driven by the Pringles Rice Infusion and Pringles Extreme Flavors initiatives.  Coffee volume was up low-single digits behind the Dunkin’ Donuts® license agreement, which was not in the year-ago period.  Pet Care volume was down low-single digits due to continued impacts from the voluntary wet pet food recall.  Net earnings in Snacks, Coffee and Pet Care were down nine percent to $105 million due to the receipt in the base period of a Hurricane Katrina insurance payment.  The impact of higher net sales in the current quarter was partially offset by higher commodity costs.

Household Care GBU
•
Fabric Care and Home Care net sales increased 10 percent to $5.8 billion on six percent volume growth.  Favorable foreign exchange added five percent to net sales, but was partially offset by a negative one percent mix impact driven primarily by disproportionate growth in developing regions.  Fabric Care volume was up high-single digits behind double-digit developing region growth and strong initiative results on Ariel, Downy, Gain and Tide, including continued success on the liquid laundry detergent compaction expansion in North America.  Home Care volume was up mid-single digits as a result of continued success on Febreze Candles and the expansion of Fairy auto-dishwashing in Western Europe.  Batteries volume was up mid-single digits as strong growth in developing regions more than offset market softness in North America.  Net earnings in Fabric Care and Home Care increased 12 percent to $781 million as higher net sales, cost savings projects and lower overhead expenses as a percent of net sales more than offset higher commodity costs.

•
Baby Care and Family Care net sales increased eight percent to $3.5 billion.  Volume was up one percent, including the impact of the Western European Tissue divestiture.  Price increases in both Baby Care and Family Care and favorable product mix each contributed one percent to net sales and favorable foreign exchange added five percent.  Organic sales were up eight percent behind a seven percent increase in organic volume.  Baby Care volume was up high-single digits behind double-digit growth in developing regions and continued success on Baby Dry and Swaddlers in developed regions.  Family Care organic volume was up high-single digits behind strong growth on both Charmin and Bounty.  Net earnings in Baby Care and Family Care were up 23 percent to $471 million as net sales growth, cost savings projects and a more profitable product mix more than offset higher commodity costs.

Fiscal Year and April - June Quarter Guidance

For the 2008 fiscal year, the company expects organic volume and organic sales to both grow approximately five percent.  Pricing is expected to add one percentage point to net sales growth, as the company has announced price increases to offset the impact from higher materials and energy costs.  Mix is estimated to reduce net sales growth by one percent due to rapid growth of developing markets.  In addition, foreign exchange is expected to add approximately five percent to net sales, and the net impact of acquisitions and divestitures is expected to reduce net sales by one percent.  In total, the company expects all-in net sales to grow approximately nine percent versus the prior fiscal year.

P&G now expects earnings per share to be in the range of $3.48 to $3.50 for fiscal year 2008.  This is an increase compared to the company’s prior guidance range of $3.46 to $3.50 due to the strong January - March quarter results.  The company now estimates operating margins to improve by 20 or more basis points for the year, as overhead productivity improvements, pricing and cost savings programs should more than offset the impact of higher materials and energy costs.

For the April - June quarter, P&G expects organic sales growth of four to six percent.  This includes a net pricing and mix benefit of approximately one percent.  Foreign exchange is estimated to add five to six percent to net sales growth, and the net impact of acquisitions and divestitures is expected to reduce net sales by one to two percent.  Total net sales are expected to increase eight to ten percent.

Operating margins are expected to improve modestly as the benefits from overhead productivity savings, pricing and other cost savings programs should more than offset the impact of higher input costs.  Gross margins are expected to decline versus prior year.  The tax rate for the quarter is estimated to be about 28%.  The company expects earnings per share to be in the range of $0.76 to $0.78 per share of the fourth quarter.

Forward Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete.  We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors.  Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (14) the ability to successfully separate the company’s coffee business.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact:
Paul Fox - 513.983.3465

P&G Investor Relations Contact:
Mark Erceg - 513.983.2414

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth.  Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  The company believes this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.  Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported net sales growth to organic sales in the January - March 2008 quarter:

	Total P&G	Baby Care & Family Care
Net Sales Growth	9%	8%
Less: Foreign Exchange Impact	-5%	-5%
Less: Acquisition/Divestiture Impact	+1%	+5%
Organic Sales Growth	5%	8%

Free Cash Flow.  Free cash flow is defined as operating cash flow less capital spending.  Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity.  Free cash flow productivity is defined as the ratio of free cash flow to net earnings.  The company’s long-term target is to generate free cash at or above 90 percent of net earnings.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

        The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Jul – Mar ‘08	$11,718	$(1,852)	$9,866	$9,059	109%
Jan – Mar ’08	$4,347	$(668)	$3,679	$2,710	136%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	JFM QUARTER			FYTD

	JFM 08	JFM 07	% CHG	3/31/2008	3/31/2007	% CHG
NET SALES	$20,463	$18,694	9%	$62,237	$57,204	9%
COST OF PRODUCTS SOLD	9,974	9,057	10%	29,887	27,210	10%
GROSS MARGIN	10,489	9,637	9%	32,350	29,994	8%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,378	5,991	6%	19,107	17,945	6%
OPERATING INCOME	4,111	3,646	13%	13,243	12,049	10%
TOTAL INTEREST EXPENSE	364	279		1,112	976
OTHER NON-OPERATING INCOME, NET	10	169		395	429
EARNINGS BEFORE INCOME TAXES	3,757	3,536	6%	12,526	11,502	9%
INCOME TAXES	1,047	1,024		3,467	3,430

NET EARNINGS	2,710	2,512	8%	9,059	8,072	12%

EFFECTIVE TAX RATE	27.9%	29.0%		27.7%	29.8%

PER COMMON SHARE:
BASIC NET EARNINGS	$0.87	$0.78	12%	$2.89	$2.51	15%
DILUTED NET EARNINGS	$0.82	$0.74	11%	$2.72	$2.37	15%
DIVIDENDS	$0.35	$0.31	13%	$1.05	$0.93	13%
AVERAGE DILUTED SHARES OUTSTANDING	3,301.2	3,397.3		3,332.5	3,405.7

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
COST OF PRODUCTS SOLD	48.7%	48.4%	30	48.0%	47.6%	40
GROSS MARGIN	51.3%	51.6%	(30)	52.0%	52.4%	(40)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	31.2%	32.0%	(80)	30.7%	31.4%	(70)
OPERATING MARGIN	20.1%	19.5%	60	21.3%	21.1%	20
EARNINGS BEFORE INCOME TAXES	18.4%	18.9%	(50)	20.1%	20.1%	-
NET EARNINGS	13.2%	13.4%	(20)	14.6%	14.1%	50

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Nine Months Ended March 31
	2008	2007

BEGINNING CASH	5,354	6,693

OPERATING ACTIVITIES
NET EARNINGS	9,059	8,072
DEPRECIATION AND AMORTIZATION	2,270	2,367
SHARE BASED COMPENSATION EXPENSE	396	482
DEFERRED INCOME TAXES	1,065	306
CHANGES IN:
ACCOUNTS RECEIVABLE	253	(866)
INVENTORIES	(1,077)	(636)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(410)	(233)
OTHER OPERATING ASSETS & LIABILITIES	(385)	38
OTHER	547	323

TOTAL OPERATING ACTIVITIES	11,718	9,853

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(1,852)	(1,996)
PROCEEDS FROM ASSET SALES	759	257
ACQUISITIONS, NET OF CASH ACQUIRED	36	(167)
CHANGE IN INVESTMENT SECURITIES	(188)	725

TOTAL INVESTMENT ACTIVITIES	(1,245)	(1,181)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(3,385)	(3,069)
CHANGE IN SHORT-TERM DEBT	1,216	9,074
ADDITIONS TO LONG TERM DEBT	6,534	1,403
REDUCTION OF LONG TERM DEBT	(10,227)	(16,088)
IMPACT OF STOCK OPTIONS AND OTHER	1,436	1,213
TREASURY PURCHASES	(8,035)	(4,061)

TOTAL FINANCING ACTIVITIES	(12,461)	(11,528)

EXCHANGE EFFECT ON CASH	371	157

CHANGE IN CASH AND CASH EQUIVALENTS	(1,617)	(2,699)

ENDING CASH	3,737	3,994

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	March 31, 2008	June 30, 2007

CASH AND CASH EQUIVALENTS	$ 3,737	$5,354
INVESTMENTS SECURITIES	341	202
ACCOUNTS RECEIVABLE	6,934	6,629
TOTAL INVENTORIES	8,427	6,819
OTHER	6,303	5,027
TOTAL CURRENT ASSETS	25,742	24,031

NET PROPERTY, PLANT AND EQUIPMENT	20,334	19,540
NET GOODWILL AND OTHER INTANGIBLE ASSETS	93,950	90,178
OTHER NON-CURRENT ASSETS	5,379	4,265

TOTAL ASSETS	$ 145,405	$138,014

ACCOUNTS PAYABLE	$ 5,535	$5,710
ACCRUED AND OTHER LIABILITIES	11,757	9,586
TAXES PAYABLE	684	3,382
DEBT DUE WITHIN ONE YEAR	13,287	12,039
TOTAL CURRENT LIABILITIES	31,263	30,717

LONG-TERM DEBT	23,673	23,375
OTHER	20,880	17,162
TOTAL LIABILITIES	75,816	71,254

TOTAL SHAREHOLDERS' EQUITY	69,589	66,760

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 145,405	$138,014

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended March 31, 2008
		% Change	Earnings	% Change		% Change
		Versus	Before	Versus	Net	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Earnings	Year Ago

Beauty	$4,743	9%	$784	-1%	$589	-2%
Grooming	1,977	13%	551	28%	403	30%
Beauty GBU	6,720	10%	1,335	9%	992	9%

Health Care	3,651	11%	943	14%	617	15%
Snacks, Coffee and Pet Care	1,207	11%	171	-10%	105	-9%
Health and Well-Being GBU	4,858	11%	1,114	9%	722	11%

Fabric Care and Home Care	5,759	10%	1,165	10%	781	12%
Baby Care and Family Care	3,531	8%	739	22%	471	23%
Household Care GBU	9,290	9%	1,904	14%	1,252	16%

Total Business Segments	20,868	10%	4,353	12%	2,966	12%
Corporate	(405)	N/A	(596)	N/A	(256)	N/A
Total Company	20,463	9%	3,757	6%	2,710	8%

	Nine Months Ended March 31, 2008
		% Change	Earnings	% Change		% Change
		Versus	Before	Versus	Net	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Earnings	Year Ago

Beauty	$14,479	8%	$2,788	5%	$2,161	6%
Grooming	6,153	11%	1,761	19%	1,283	19%
Beauty GBU	20,632	9%	4,549	10%	3,444	10%

Health Care	10,982	9%	2,979	12%	1,980	11%
Snacks, Coffee and Pet Care	3,632	7%	556	-2%	345	-2%
Health and Well-Being GBU	14,614	9%	3,535	9%	2,325	9%

Fabric Care and Home Care	17,737	10%	3,827	9%	2,579	9%
Baby Care and Family Care	10,325	9%	2,069	18%	1,319	19%
Household Care GBU	28,062	10%	5,896	12%	3,898	12%

Total Business Segments	63,308	9%	13,980	11%	9,667	11%
Corporate	(1,071)	N/A	(1,454)	N/A	(608)	N/A
Total Company	62,237	9%	12,526	9%	9,059	12%

JANUARY - MARCH NET SALES INFORMATION
(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty GBU
Beauty	3%	3%	6%	0%	0%	9%
Grooming	6%	6%	7%	2%	-2%	13%

Health and Well-Being GBU
Health Care	6%	6%	6%	0%	-1%	11%
Snacks, Coffee and Pet Care	4%	4%	3%	5%	-1%	11%

Household Care GBU
Fabric Care and Home Care	6%	6%	5%	0%	-1%	10%
Baby Care and Family Care	1%	7%	5%	1%	1%	8%

Total Company	4%	5%	5%	1%	-1%	9%

FISCAL YEAR 2007/2008 NET SALES INFORMATION
(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Total
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Impact
Beauty GBU
Beauty	3%	3%	5%	0%	0%	8%
Grooming	6%	7%	7%	1%	-3%	11%

Health and Well-Being GBU
Health Care	5%	4%	5%	0%	-1%	9%
Snacks, Coffee and Pet Care	2%	2%	3%	2%	0%	7%

Household Care GBU
Fabric Care and Home Care	7%	7%	5%	0%	-2%	10%
Baby Care and Family Care	4%	8%	5%	0%	0%	9%

Total Company	5%	6%	5%	0%	-1%	9%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.